Exhibit 99.1- Press release of September16, 2003


         InstaPay Announces $500,000 Debt Reduction and New Board Member
              Adds Senior Executive Experience In Payments Industry

ATLANTA -- (BUSINESS WIRE) - September 16, 2003 -- InstaPay Systems, Inc. (OTCBB:IPYS) announced today that its board had added Mr. Gregory (Greg) Lewis to the board effective immediately, and reduced company debt by approximately $500,000 by reducing Director compensation retroactive to January 1, 2003.

"These are two strong actions by Instapay's board", stated Harry Hargens, President and CEO of InstaPay. "Director compensation was previously a fixed number of shares per quarter, at a level that reflected the share price in past years. This retroactive reduction brings Director compensation in line with the company's current position, reflects the board's strong belief in our future, and reduces accrued liabilities on the balance sheet by over $500,000".

"We are equally pleased by the second action, adding Greg Lewis to the board" Hargens continued. "Greg's knowledge, experience and contacts are a tremendous asset that will help us to grow InstaPay's Kryptosima subsidiary and payENKRYPT service into a profitable industry leader. We are grateful for the faith Greg has expressed in our vision by joining our board".

Greg Lewis has 30 years of senior executive experience, primarily in public companies in the payments industry. From 1970 to 1984 he held a series of VP-level positions at National Data, an early leader and innovator in the business of processing credit card transactions for retail merchants. In 1984 he joined startup VeriFone as Senior Vice President & General Manager North America. From 1984 to 1992 he led VeriFone's growth into the world's largest POS terminal manufacturer, grew revenues beyond $100 Million and accomplished a successful IPO. In 1993 he joined BUYPASS, a leading transaction processor, as Executive Vice President. In 1995 he returned to VeriFone, then owned by Hewlett-Packard, to help expand the company's customer and revenue base as Vice President, Emerging Markets. In 1997 he became President & CEO of IVI Checkmate, a leading manufacturer of POS terminals. During his tenure he grew Checkmate into the 3rd-largest POS terminal manufacturer in North America through both internal growth and several successful acquisitions, and then helped engineer the merger of Checkmate into European-based Ingenico, the resulting entity being one of the world's largest POS terminal manufacturer. Most recently he served as President & CEO of epipeline. While Lewis was at epipeline the company raised $4.5M in venture capital, transitioned from a developmental stage to a growth stage company, and relocated to Virginia to be closer to customers and partners in the government markets it serves.


About InstaPay Systems Inc.

InstaPay's focus is on the implementation of new Internet payment services, such as ATM card payments from home or office to make Internet purchases or fund brokerage accounts. While putting special focus on the securities industry, InstaPay also intends to market its
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services to the entire  eCommerce  market.  For  additional  information,  visit
www.instapaysystems.com and www.kryptosima.com

Forward-Looking Statements:

Statements about the company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company's actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

InstaPay/Kryptosima contacts:

Harry Hargens, President & CEO
Voice: 770-471-4944
Email: harryhargens@kryptosima.com


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